Exhibit 99.3

IRENIC CAPITAL MANAGEMENT LP

767 Fifth Avenue, 15th Floor

New York, New York 10153

January 15, 2024

Larry A. Lawson

Dear Mr. Lawson:

This letter sets forth our mutual agreement with respect to compensation to be paid to you for your agreement to be named and serve as a nominee of a group of investors (the “Irenic Group”), including Irenic Capital Management LP (“Irenic Capital”), for election as a director of Barnes Group Inc. (the “Company”) at the Company’s 2024 annual meeting of stockholders including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

In consideration of your agreement to be named and serve as a nominee of the Irenic Group for election as a director of the Company at the Annual Meeting, the undersigned hereby agrees to pay you (i) $5,000 in cash upon execution of this agreement by you and Irenic Capital (with such payment to be made as soon as reasonably practicable after such execution) and (ii) $45,000 if you are elected or appointed to the Board resulting from a nomination or appointment approved by the Irenic Group or a written agreement between the Irenic Group and the Company, with such amount deemed payable to you hereunder effective prior to your election or appointment. In addition, and in consideration of the compensation, you will provide all information required by the Company for nominees for director, and you shall provide such information by not later than one Business Day after the receipt of such information request. You hereby agree to use the after-tax proceeds from such compensation, or an equivalent amount of other funds, to acquire securities of the Company (the “Nominee Shares”) at such time that you shall determine, but in any event no later than fourteen (14) days after receipt of such compensation; provided, however, in the event you are unable to transact in the securities of the Company due to possession of material non-public information or any other limitation or restriction, you shall have fourteen (14) days from the first date that you can transact in the securities of the Company to acquire such securities; provided, further, that the Irenic Group shall have the right to waive the requirement to purchase Nominee Shares at any time by providing you with prior notice of any such waiver. During the term of this letter agreement, you agree not to sell, transfer or otherwise dispose of any Nominee Shares; provided, however, in the event that the Company enters into a business combination with a third party, you may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination.

The term of this letter agreement shall commence on the date hereof and shall remain in effect until the earliest to occur of (i) the Company’s appointment or nomination of you for election as a director of the Company, (ii) the date of any agreement with the Company in furtherance of your nomination or appointment as a director of the Company, (iii) the Irenic Group’s withdrawal of your nomination for election as a director of the Company, and (iv) the date of the Annual Meeting.

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of New York, without regard to its principles of conflict of laws, and by applicable laws of the United States. The parties hereto consent to the jurisdiction of the New York State and United States courts located in New York County, New York for the resolution of any disputes hereunder and agree that venue shall be proper in any such court notwithstanding any principle of forum non conveniens and that service of process on the parties hereto in any proceeding in any such court may be effected in the manner provided herein for the giving of notices. The parties hereto waive trial by jury in respect of any such proceeding.

This letter agreement shall bind and inure to the benefit of you and your heirs, successors and assigns.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

IRENIC CAPITAL MANAGEMENT LP

By:	Irenic Capital Management GP LLC its general partner

By:	/s/ Adam Katz
	Name:	Adam Katz
	Title:	Managing Member

Accepted and Agreed to:

/s/ Larry A. Lawson
LARRY A. LAWSON